Exhibit 99

Media Relations	Public Service Enterprise Group 80 Park Plaza, T6 Newark, NJ 07102

FOR IMMEDIATE RELEASE	CONTACT:	Paul Rosengren
July 24, 2015		973-430-5911
Paul.Rosengren@pseg.com

Caroline Dorsa, Executive Vice President and CFO, PSEG Announces Retirement

(Newark, NJ – July 24, 2015) – Public Service Enterprise Group (PSEG) announced today that Caroline Dorsa, CFO for PSEG will retire during the fourth quarter. Dorsa, age 56, has been executive vice president and chief financial officer for PSEG and its subsidiaries since April 2009. Prior to becoming CFO, she had served for six years as a member of the PSEG Board of Directors and a member of PSEG’s Audit, Corporate Governance and Finance Committees.

“Caroline has been an invaluable partner to me and an asset to PSEG, both as a Board member and CFO,” said Ralph Izzo, president, chairman and CEO. “She improved our financial discipline and helped us establish one of the strongest balance sheets in the industry. Her efforts have been critical as we embarked on a major capital investment program and she leaves us with a strong foundation for continued future growth. We are grateful for her contributions to the company’s success.”

“I am proud to have been part of Ralph’s executive team and what PSEG has accomplished over the last 12 years,” said Dorsa. “We have invested with discipline and grown the company. We have kept our focus on strengthening the balance sheet while delivering returns for our investors. It’s been a wonderful professional and personal experience.”

“I feel fortunate to be able to leave with the company in such a strong position. On a personal note, I look forward to traveling and spending more time with family and friends in this new phase of my life,” said Dorsa.

PSEG has hired the firm of Spencer Stuart who has a search underway for a successor and will be considering both internal and external candidates.

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Public Service Enterprise Group (NYSE: PEG) is a publicly traded diversified energy company with annual revenues of approximately $11 billion. Its operating subsidiaries are: PSEG Power, Public Service Electric and Gas Company (PSE&G) and PSEG Long Island.

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